EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Deltic Timber Corporation:

We consent to the incorporation by reference in the Registration Statements (No. 333-34317, No. 333-76294, and No. 333-90026) on Form S-8 of Deltic Timber Corporation of our reports dated March 8, 2007, with respect to the consolidated balance sheets of Deltic Timber Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Deltic Timber Corporation.

Our report refers to changes in the method of accounting for: (1) quantifying errors in 2006; (2) accounting for share-based compensation awards in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (R), Share-Based Payment, effective January 1, 2006; and (3) accounting for defined benefit pension and other post retirement plans in accordance with SFAS

No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans, effective December 31, 2006.

/s/ KPMG LLP

KPMG LLP
Shreveport, Louisiana March 8, 2007